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                                                                     Exhibit 5.2


                              Pepper Hamilton LLP
                             3000 Two Logan Square
                          Eighteenth and Arch Streets
                          Philadelphia, PA 19103-2799
                                 215.981.4000
                               Fax 215.981.4750

                               January 22, 2002


Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148


     Re:   Comcast Corporation
           -------------------------------
           1997 Deferred Stock Option Plan
           -------------------------------

Dear Ladies and Gentlemen:

          We have served as counsel to Comcast Corporation, a Pennsylvania Corporation (the "Company"), in connection with the registration by the Company of obligations ("Deferred Compensation Obligations") which may be incurred by the Company pursuant to the Company's 1997 Deferred Stock Option Plan (the "Plan") and the filing of a registration statement on Form S-8 relating to the Deferred Compensation Obligations (the "Registration Statement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the in the Registration Statement.

          As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

          The Plan document states that the Plan was established to permit eligible employees and non-employee directors to defer the receipt of compensation otherwise payable to such outside directors and eligible employees in accordance with the terms of the Plan. The Plan is unfunded and states that it is maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Plan was duly adopted by the Company on September 16, 1997 and amended and restated, effective November 29, 2001, in its current form on November 29, 2001, and (2) the Plan is maintained primarily for the purpose of providing the opportunity to defer the receipt of shares upon the exercise of options and to convert the right to receive shares to the right to receive the cash value of the shares to non-employee directors and a select group of management or highly compensated employees.
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          By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an "employee pension benefit plan" described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, as a Plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees, the Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

          The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

          Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title 5 of ERISA.

          On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

          This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

          We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.


                              Sincerely,

                              /s/ Pepper Hamilton LLP